EXHIBIT 3


                            ARTICLES OF AMENDMENT OF
                          ARTICLES OF INCORPORATION OF
                  APPLIANCE RECYCLING CENTERS OF AMERICA, INC.


         The undersigned, as President and Chief Executive Officer of Appliance Recycling Centers of America, Inc. (the "Corporation"), a corporation subject to the provisions of Chapter 302A of the Minnesota Statutes, does hereby certify that the following resolutions were adopted by the Corporation's Board of Directors, by the required vote of said Directors, on March 23, 1998 and were approved by the shareholders of the Corporation, by the required vote, on April 30, 1998:

         NOW, THEREFORE, BE IT RESOLVED, that Article 3, paragraph A of the Corporation's Articles of Incorporation hereby is amended to read as follows:

                          "ARTICLE 3. AUTHORIZED SHARES

                           The total number of shares of capital stock which the
                  corporation shall have authority to issue is twelve million (12,000,000) shares, of which ten million (10,000,000) shares shall be Common Stock, without par value, and two million (2,000,000) shares shall be preferred stock.

                           The Preferred Stock may be issued from time to time
                  in one or more series. The Board of Directors is expressly authorized, in the resolution or resolutions providing for the issuance of any wholly unissued series of Preferred Stock to fix, state and express the powers, rights, designations, preferences, qualifications, limitations and restrictions thereof, including without limitation: the par value; the rate of dividends upon which and the times at which dividends of shares of such series shall by payable and the preference, if any, which such dividends shall have relative to dividends on shares of any other class or classes or any other series of stock of the corporation; whether such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which dividends on shares of such series shall be cumulative; the voting rights, if any, to be provided for shares of such series; the rights, if any, which the holders of shares of such series shall have in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation; the rights, if any, which the holders of shares of such series shall have to convert such shares into or exchange such shares for shares of stock of the corporation, and the terms and conditions,


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                  including price and rate of exchange of such conversion or exchange; and the redemption rights (including sinking fund provisions), if any, for shares of such series; and such other powers, rights, designations, preferences, qualifications, limitations and restrictions as the Board of Directors may desire to so fix. The Board of Directors is also expressly authorized to fix the number of shares constituting such series and to increase or decrease the number of shares of any series prior to the issuance of shares of that series and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not to decrease such number below the number of shares outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series."

         FURTHER RESOLVED, that the Corporation's officers are hereby authorized and directed to execute such documents and certificates and to take such other actions and incur such other expenses as they may deem necessary to effectuate such Amendment, including, but not limited to, the execution and filing of Articles of Amendment with the Minnesota Secretary of State.


IN WITNESS WHEREOF, I have set my hand this.30th day of April, 1998.




                                           /s/ EDWARD R. CAMERON
                                           -------------------------------------
                                           Edward R. Cameron
                                           President and Chief Executive Officer

State of Minnesota
Department of State
Filed
May 5, 1998
Joan Anderson Growe
Secretary of State